United States
Securities and Exchange Commission
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 2, 2011

SHUFFLE MASTER, INC.
(Exact name of registrant as specified in its charter)

Minnesota (State or Other Jurisdiction of Incorporation or Organization)	0-20820 (Commission File Number)	41-1448495 (IRS Employer Identification No.)

1106 Palms Airport Drive Las Vegas, Nevada (Address of Principal Executive Offices)	89119-3720 (Zip Code)

Registrant's telephone number, including area code: (702) 897-7150

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On May 2, 2011, Shuffle Master, Inc. (NASDAQ Global Select Market: SHFL) (the "Company"), entered into an employment agreement (the "Agreement") with Kathryn S. Lever, age 42, to serve as the Company's General Counsel and Executive Vice President beginning May 5, 2011.  Ms. Lever has served as Executive Vice President and General Counsel of Global Cash Access since 2005 and prior to that she was a partner at the Las Vegas law firm Schreck Brignone (now Brownstein Hyatt Farber Schreck).  Before joining Schreck Brignone, Ms. Lever practiced law in Canada representing high-tech and bio-tech companies in private and public equity transactions. The term of Ms. Lever's employment is from May 5, 2011 through May 5, 2014, although the Company may terminate her employment at any time for any reason or for no reason.  Ms. Lever's annual base salary is $260,000.  Pursuant to the Agreement, Ms. Lever is entitled to participate in the bonus programs for the Company's executive officers as well as any individual performance bonus program authorized by the Company's Board of Directors (the "Board"). Effective for fiscal year 2011, Ms. Lever is eligible for an annual cash bonus with a target bonus of no less than 50% of her annual base salary, prorated for the partial year.

Under the Agreement, Ms. Lever was awarded options to purchase 23,424 shares of common stock (with an exercise price of $10.78 per share) and was awarded 12,060 restricted stock units.  The options and the restricted stock units each vest over a four-year period and the options expire ten years after grant.

In the event of any termination of Ms. Lever’s employment with the Company without cause or for good reason, then, Ms. Lever shall receive (i) accrued annual base salary earned but not yet paid through the termination date, (ii) severance equal to one-half of the year's annual base salary in existence as of the date of termination, paid over a twelve month period in equal installments in accordance with the normal payroll practices of the Company, (iii) a lump sum amount equal to her accrued vacation days, (iv) COBRA coverage for herself, her spouse and dependents, if applicable, through the earlier of (A) twelve months from the termination date or the maximum number of months that COBRA coverage is available by law, whichever is less, or (B) Ms. Lever's date of employment by a subsequent employer, (v) a continuation of vesting of equity previously granted to Ms. Lever for a period of twelve month, and (vi) in exchange for the restrictive covenants contained in the Agreement, an amount equal to one-half of the year's annual base salary in existence as of the date of termination, paid over a twelve month period in equal installments in accordance with the normal payroll practices of the Company.  Notwithstanding the foregoing, if the employment period expires and the Company does not renew or extend Ms. Lever’s employment, then, Ms. Lever shall receive (i) accrued annual base salary earned but not yet paid through the termination date, (ii) severance equal to one-half of the  year's annual base salary in existence as of the date of termination, paid over a twelve month period in equal installments in accordance with the normal payroll practices of the Company, (iii) a lump sum amount equal to her accrued vacation days, and (vi) in exchange for the restrictive covenants contained in the Agreement, an amount equal to one-half of the year's annual base salary in existence as of the date of termination, paid over a twelve month period in equal installments in accordance with the normal payroll practices of the Company.

In the event of Ms. Lever’s death or disability (as defined in the Agreement), Ms. Lever or her beneficiaries shall receive a lump sum payment equal to (i) her annual base salary earned but not yet paid through the termination date, (ii) an amount equal to six months of her annual base salary, and (iii) her accrued vacation days.  In such event, the Company shall also pay the COBRA premium for a period of six months for her, her spouse and dependents.  In addition, all of Ms. Lever’s equity shall accelerate and immediately vest.

The foregoing summary of the Agreement is qualified in its entirety by the full text of the Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

With respect to the disclosure required pursuant to Section 401(d) of Regulation S-K, there are no family relationships among and between Ms. Lever and any director or executive officer of the Company.  With respect to Section 404(a) of Regulation S-K, there are no relationships or related transactions between Ms. Lever and the Company that would be required to be reported.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits.

Exhibit 10.1	Employment Agreement, effective as of May 5, 2011, between Shuffle Master, Inc. and Kathryn S. Lever.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Shuffle Master, Inc.

Date: May 6, 2011	/s/ MICHAEL GAVIN ISAACS
Michael Gavin Isaacs
Chief Executive Officer